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                                                               EXHIBIT (a)(5)(B)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY
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INSOURCE SERVICES, INC., SMITH
BARNEY PROTOTYPE 401K PLAN,

               Plaintiff,

               -against-
LOWNDES A. SMITH, RAMANI AYER,
DONALD R. FRAHM, THOMAS M. MARRA,
DAVID K. ZWIENER, GAIL DEEGAN,
ROBERT W. SELANDER, PAUL G. KIRK,
JR., ROBERT E. PATRICELLI, H.
PATRICK SWYGERT, GORDON I. ULMER,
HARTFORD LIFE, INC., and THE
HARTFORD FINANCIAL SERVICES GROUP,
INC.,

               Defendants.

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                                                   C.A. No. 17954 NC
                                                   CLASS ACTION COMPLAINT

     Plaintiff, by its attorneys, alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

     1. Plaintiff is a stockholder of defendant Hartford Life, Inc. ("Hartford Life" or the "Company").

     2. Hartford Life is a corporation duly organized and existing under the laws of the state of Delaware. Hartford Life is an insurance and financial services company that provides investment products, life insurance, and employment benefits products such as group life and group disability insurance.

     3. Defendant The Hartford Financial Services Group Inc. ("Hartford Financial") is a corporation duly organized and existing under the laws of the State of Delaware. Hartford Financial provides a range of insurance products, including property and casualty insurance, annuities, life insurance, investment services, and group insurance. Hartford Financial owns approximately 81.5% of Hartford Life's total shares outstanding.

     4. Defendant Lowndes A. Smith ("Smith") is the President, Chief Executive Officer and a director of Hartford Life. Smith is also responsible for the international operations of Hartford Financial.

     5. Defendant Ramani Ayer ("Ayer") is the Chairman of Hartford Life Board of Directors. Ayer is also Chairman, President and Chief Executive Officer of Hartford Financial.

     6. Defendant Donald R. Frahm ("Frahm") is a director of Hartford Life. Frahm was also the Chairman, President and Chief Executive Officer of Hartford Financial until his retirement in 1998.

     7. Defendant Thomas M. Marra ("Marra") is an Executive Vice President and a director of Hartford Life.

     8. Defendant David K. Zwiener ("Zwiener") is a director of Hartford Life. Zwiener is also an Executive Vice President and Chief Financial Officer of Hartford Financial.

     9.  Defendants Gail Deegan, Robert W. Selander, Paul G. Kirk, Jr., Robert
E. Patricelli, H. Patrick Swygert, and Gordon I. Ulmer are directors of Hartford Life.
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     10.  The defendants named in paragraphs 4 through 9 are hereinafter referred to as the "Individual Defendants."

     11. The individual defendants, as officers and/or directors of Hartford Life, and Hartford Financial, as controlling shareholder, have a fiduciary relationship and responsibility to plaintiff and the other public stockholders of Hartford Life and owe to them the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

     12. Plaintiff brings this action on its own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common stockholders of Hartford Life, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

     13.  This action is properly maintainable as a class action because:

          a. The Class is so numerous that joinder of all members is impracticable. There are hundreds of Hartford Life stockholders of record and many more beneficial owners who are located throughout the United States;

          b. There are questions of law and fact which are common to the Class, including: whether Hartford Financial has acted in a manner calculated to benefit itself at the expense of Hartford Life's public stockholders; and whether plaintiff and the other members of the Class would be irreparably damaged if Hartford Financial is not enjoined from committing the wrongs complained of herein;

          c. Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole; and

          d. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

                                CLAIM FOR RELIEF

     14. Approximately 81.5% of Hartford Life's total shares outstanding are owned by Hartford Financial.

     15. On March 31, 2000, Hartford Life announced that it had received an offer from Hartford Financial to acquire each share of Hartford Life that it does not already own for $44 cash per share, representing just a 9% premium to the current price of Hartford Life stock.

     16. Hartford Financial has timed the transaction to freeze out Hartford Life's public shareholders in order for Hartford Financial to capture for itself Hartford Life's future potential without paying an adequate or fair price to the Company's public shareholders.

     17. Hartford Financial timed the announcement of the buyout to place an artificial lid on the market price of Hartford Life's stock so that the market would not reflect Hartford Life's improving potential, thereby purporting to justify an unreasonably low price.

     18. Hartford Financial has access to internal financial information about Hartford Life, its true value, expected increase in true value and the benefits to Hartford Financial of 100% ownership of Hartford Life to which plaintiff and the Class members are not privy. Hartford Financial is using such

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inside information to benefit itself in this transaction, to the detriment of
Hartford Life's public stockholders.

     19. Hartford Financial has voting control of the Company and controls it proxy machinery. It has selected and elected all of Hartford Life's directors who are beholden to Hartford Financial for their offices and the valuable perquisites which they enjoy therefrom.

     20. Hartford Financial, with the acquiescence of the directors of Hartford Life, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Hartford Financial and the individual defendants have breached and are breaching their fiduciary duties to the members of the Class.

     21. Unless the transaction is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

     22.  Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

          A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

          B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction;

          C. In the event the proposed buyout is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

          D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

          E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and

          F. Granting such other and further relief as to the Court may seem just and proper.

                                          ROSENTHAL, MONHAIT, GROSS &
                                          GODDESS, P.A.

                                          By: /s/ JOSEPH A. ROSENTHAL
                                            ------------------------------------
                                            919 North Market Street
                                            Suite 1401, Mellon Bank Center
                                            Wilmington, Delaware 19899
                                            (302) 654-4433
                                            Attorneys for Plaintiff

OF COUNSEL:

WOLF POPPER LLP
845 Third Avenue
New York, NY 10022
(212) 759-4600

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